EX 23
Form 11-K for 2007
File No. l-8610

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-141864) pertaining to AT&T Savings Plan of our report dated June 26, 2008, with respect to the financial statements and supplemental schedule of AT&T Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 26, 2008